UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant ▢
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▢	Preliminary Proxy Statement
▢	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
▢	Definitive Additional Materials
▢	Soliciting Material Pursuant to §240.14a-12
ACME PACKET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2010

Dear Acme Packet, Inc. Stockholder:

I am pleased to invite you to attend Acme Packet, Inc.’s 2010 Annual Meeting of Stockholders on May 25, 2010. The meeting will begin promptly at 10:00 A.M. Eastern Daylight Savings Time at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and provides information about our director candidates.

We are mailing to our stockholders a Notice of Internet Availability of proxy materials instead of a paper copy of this Proxy Statement, our 2009 Annual Report to Stockholders and Proxy Card, as permitted by the rules of the Securities and Exchange Commission. The Notice of Internet Availability contains instructions on how to access those documents over the internet. The Notice of Internet Availability also contains instructions on how you may receive a paper copy of our proxy materials, including this Proxy Statement, our 2009 Annual Report to Stockholders and a form of Proxy Card or Voting Instruction Card.

I look forward to sharing more information with you about Acme Packet, Inc. at the 2010 Annual Meeting of Stockholders. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting. Voting by proxy over the internet, by phone, or by mail will ensure that your vote is represented at the meeting.

Sincerely,

Andrew D. Ory
President and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M. Eastern Daylight Savings Time

Date:	May 25, 2010

Place:	Boston Marriott Burlington One Burlington Mall Road Burlington, MA 01803

Record Date:	Stockholders of record at the close of business on March 26, 2010 are entitled to notice of, and to vote, at the meeting. Accordingly, only stockholders of record at the close of business on March 26, 2010 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Purpose	(1) Elect two Class I directors, each to hold office for a three year term or until their respective successors have been elected.

(2) Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.

(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the Proxy Card sent to you. Most stockholders can also vote their shares over the internet or by telephone. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the Proxy Statement.

Your shares cannot be voted unless you date, sign, and return the enclosed Proxy Card, vote via the internet or telephone, or attend the 2010 Annual Meeting of Stockholders in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

By Order of the Board of Directors,

Peter J. Minihane
Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 8, 2010

i

Acme Packet, Inc.

71 Third Avenue, Burlington, Massachusetts 01803

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Acme Packet, Inc. of proxies to be voted at our 2010 Annual Meeting of Stockholders and at any meeting following adjournment thereof. As used in this Proxy Statement, the words “us”, “our”, “we” and the “Company” mean Acme Packet, Inc. and “Board” means the Board of Directors of Acme Packet, Inc.

You are cordially invited to attend Acme Packet’s 2010 Annual Meeting of Stockholders on May 25, 2010 beginning at 10:00 A.M. Eastern Daylight Savings Time. Stockholders will be admitted beginning at 9:30 A.M. The meeting will be held at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803. Directions to the Annual Meeting are available on our website at www.acmepacket.com under the heading “Investor Relations”.

We are first mailing this Proxy Statement and accompanying forms of proxy and voting instructions on or about April 8, 2010 to holders of shares of our common stock as of March 26, 2010, the record date for the meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the internet, by using a toll free telephone number or by completing a Proxy Card and mailing it in the envelope provided. Please check the Notice of Internet Availability of proxy materials, your Proxy Card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The internet and telephone voting facilities for stockholders of record will close at 11:59 P.M. Eastern Daylight Savings Time on May 24, 2010. The internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

If you are a registered stockholder, that is if you hold shares in your name in an account with the Company’s stock transfer agent, Computershare Trust Company, NA (“Computershare”), you may vote in any one of the following ways:

•	By internet: Go to the website, www.envisionreports.com/apkt. You will need to enter your voter control number that appears on your Proxy Card.

•	By telephone: Call the toll free number, 1-800-652-VOTE (1-800-652-8683). You will need to provide your voter control number that appears on your Proxy Card. Please follow the instructions on your Proxy Card and the voice prompts on the telephone.

•	By mail: Mark your votes on the Proxy Card, sign your name exactly as it appears on your Proxy Card, date your Proxy Card and return it in the enclosed envelope. If you receive more than one Proxy Card (which means you have shares in more than one account), you must mark, sign and date each of them.

•	By ballot: If you prefer, you may also vote by ballot at the Annual Meeting of Stockholders.

If a broker, bank or other record holder holds your shares, please refer to the instructions they provide for your shares to be voted. If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business voted upon at the 2010 Annual Meeting of Stockholders. Proposal 1, the election of directors, and Proposal 2, the ratification of the appointment of Ernst & Young LLP, are both discretionary items.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 26, 2010, the record date, there were 60,704,340 shares of our common stock outstanding.

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Broker “non votes” occur when the bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Starting this year, the election of directors (Proposal 1) is a “non discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this Proposal 1 and those votes will be counted as broker “non votes.” However, we believe that brokers have discretionary voting power with respect to ratification of the independent registered public accounting firm (Proposal 2).

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and broker “non votes” are counted as present and entitled to vote for purposes of determining a quorum.

Required Vote—Election of Directors

The affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the 2010 Annual Meeting of Stockholders, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker “non votes” will have no effect on the voting outcome with respect to the election of directors.

If you hold your shares in “street name,” we encourage you to contact your broker with your voting instructions as soon as possible. The election of directors is considered a discretionary matter, and as a result, your broker does not have the ability to vote on your behalf, and no vote will be cast for your shares for this matter unless you provide your broker with voting instructions.

Required Vote—Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our independent registered public accounting firm. An abstention and broker “non votes” are treated as present and entitled to vote and therefore have the effect of a vote against ratification of the independent registered public accounting firm. Brokers have discretionary voting power with respect to this proposal, and therefore will vote on your behalf unless you provide instructions to your broker.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as: required by law; necessary in connection with a judicial or regulatory action or proceeding; necessary in connection with a contested proxy solicitation; or requested by you.

Any comment written on a Proxy Card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to achieve an understanding of the comment.

Multiple Copies of the 2009 Annual Report to Stockholders

Copies of our 2009 Annual Report to Stockholders and Proxy Statement are available at www.edocumentview.com/APKT as well as on our website at www.acmepacket.com under the heading “Investor Relations”. Unless we receive contrary instructions in the manner described below, only one copy of our Notice of Internet Availability, 2009 Annual Report to Stockholders and Proxy Statement is being sent to stockholders sharing an address. We will deliver promptly upon written or oral request a separate copy of our 2009 Annual Report to Stockholders, Proxy Statement, and Notice of Internet Availability to any stockholder. In addition, if you share an address with another stockholder and would like to receive a separate copy of our 2009 Annual Report to Stockholders, Proxy Statement, or Notice of Internet Availability, as applicable, in the future, we will do so upon request. In addition, if you share an address with another stockholder and would like to receive only one copy of our 2009 Annual Report to Stockholders, we will do so upon request. To receive a copy of our 2009 Annual Report to Stockholders, Proxy Statement, and Notice of Internet Availability, to request that separate copies of such materials are delivered in the future or to request that only one copy of such materials be delivered, you may write the Secretary of Acme Packet at our principal executive offices at 71 Third Avenue, Burlington, MA 01803 or call the Secretary of Acme Packet at +1 781.328.4400.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the internet. Mailing of special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statements.

Electronic Delivery of Proxy Materials and 2009 Annual Report to Stockholders

This Proxy Statement and our 2009 Annual Report to Stockholders are available on our website at www.acmepacket.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the internet instead of receiving paper copies in the mail. This will save us the cost of mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote via the internet. If you choose to view future proxy statements and annual reports via the internet, you will receive an electronic mail (“email”) message next year containing the internet address to access our annual report and Proxy Statement. Your choice will remain in effect until you call Acme Packet’s Office of Investor Relations at +1 781.328.4790. You do not have to elect internet access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the internet address for use in accessing our Proxy Statement and 2009 Annual Report to Stockholders.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Acme Packet by directors, officers or employees of Acme Packet in person or by telephone, facsimile or other electronic means.

As required by the Securities and Exchange Commission (“SEC”), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is Computershare. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Acme Packet stock and similar issues, can be handled by accessing Computershare’s website at www.computershare.com.

For other Acme Packet information, you can visit our website at www.acmepacket.com. Our principal executive offices are located at 71 Third Avenue, Burlington, MA 01803. We make our website content available for informational purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this Proxy Statement.

CORPORATE GOVERNANCE

Our Board of Directors is committed to being a leader in corporate governance. Our Board believes that a commitment to corporate governance practices enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and Acme Packet. Our key governance documents are described below and may be found on our website at www.acmepacket.com under the heading “Investor Relations”. Our website and the information contained therein are not incorporated into this Proxy Statement.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to help fulfill its responsibilities to the Company’s stockholders to oversee the work of management and the Company’s business operations. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	their principal responsibility is to oversee the work of management and the Company’s business operations;

•	a majority of the members shall be independent directors;

•	they will have complete access to management;

•	the independent directors shall meet regularly in executive sessions;

•	at least annually, the Compensation Committee will perform an evaluation of the performance of the CEO; and

•	at least annually, the Nominating and Corporate Governance Committee shall conduct an evaluation of the performance of the Board.

Our Corporate Governance Guidelines may be found on our website at www.acmepacket.com under the heading “Investor Relations” and are also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Board of Directors Independence

The Corporate Governance Guidelines provide that a majority of the Board of Directors shall be independent under Section 10A of the Securities Exchange Act of 1934, the listing standards of the NASDAQ Stock Market and applicable laws. To be considered independent under these standards, the Board must determine that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Acme Packet;

•	a current partner of Acme Packet’s independent registered public accounting firm or a partner or employee of Acme Packet’s independent registered public accounting firm who personally worked on the Acme Packet audit;

•	an executive officer of a public company that has on the compensation committee of its Board of Directors an executive officer of Acme Packet;

•	a paid advisor or consultant to Acme Packet receiving in excess of $120,000 per year in direct compensation from Acme Packet (other than fees for service as a director); and

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Acme Packet and the annual payments to or from Acme Packet exceeded the greater of $200,000 or 5% of the other company’s annual gross revenues.

Our Board of Directors has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the Board has reviewed Acme Packet’s relationships with organizations with which our directors are affiliated, and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the Board has determined that, except for Andrew D. Ory, our President and Chief Executive Officer, Patrick J. MeLampy, our Chief Technology Officer and Robert G. Ory, our Secretary and Assistant Treasurer, each director of Acme Packet satisfies the criteria and is independent.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion on the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria will include the candidate’s skills, expertise, industry and other knowledge and business experience that would be useful to the effective oversight of our business. The Nominating and Corporate Governance Committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803. All director nominations should be made in accordance with the provisions set forth in our by laws. You also may obtain a copy of our bylaws by writing to the Corporate Secretary at the address set forth above.

Nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our by laws. For our 2011 Annual Meeting of Stockholders, we must receive this notice either by personal delivery, nationally recognized express mail or United States mail, postage prepaid between November 7, 2010 and December 7, 2010 and the notice must contain the information specified in our by laws. Pursuant to Rule 14(a)-8 of the Securities Exchange Act of 1934, as amended, the deadline for submitting stockholder proposals for inclusion in our Proxy Statement and form of proxy for our next annual meeting is January 19, 2011.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

In June 2006, our Board of Directors adopted a Code of Business Conduct and Ethics, or the Code, which applies to our employees, executive officers and members of the Board of Directors. The Company strives to apply high ethical, moral and legal principles in every aspect of its business conduct. The Code is a guide for each of our employees, executive officers and members of the Board of Directors to follow in meeting these principles. The Code is available on our website at www.acmepacket.com under the heading “Investor Relations”. In addition, we will post on our website all disclosures that are required by law or the listing standards of the NASDAQ Stock Market concerning any amendments to, or waivers from, any provision of the Code.

Whistleblower Policy

In June 2006, the Board of Directors adopted a Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters, or a Whistleblower Policy. The Company’s internal controls and operating procedures are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to accounting, internal accounting controls and auditing matters. This policy provides protection for employees who provide information, cause information to be provided, or otherwise assist in an investigation which the employee reasonably believes is related to fraud. The Whistleblower Policy is available on our website at www.acmepacket.com under the heading “Investor Relations”. Employees may provide information anonymously via either mail, email or by telephone. If requested, we will endeavor to keep information that has been submitted confidential, subject to any need to conduct an effective investigation and take appropriate action.

Certain Relationships and Related Party Transactions

Related Party Transactions

In March 2007, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving Acme Packet and its directors, nominees for election as a director, executive officers, holders of more than 5% beneficial ownership of the Company’s common stock and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than terms generally available to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

We do not currently provide personal loans to our executive officers or directors.

Registration Rights Agreement

Prior to our initial public offering, we entered into a registration rights agreement with certain of our investors. Pursuant to the terms of the amended and restated registration rights agreement, at any time after the first anniversary of our initial public offering, holders of at least a majority of the shares of common stock having registration rights may demand that we register all or a portion of their shares having an aggregate offering price of at least $10,000,000 for sale under the Securities Act of 1933, as amended. We are required to affect only one registration.

Communication with the Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, in care of our Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing, in care of Acme Packet, Inc. at the address set forth above. Interested parties, including our employees, may also contact the Audit Committee electronically by submitting comments on our website at www.acmepacket.com under the heading “Investor Relations” or contacting the whistleblower hotline at 1-877-470-8320. All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Audit Committee or any designated delegate thereof.

Board of Directors and Committee Evaluation Process

The Nominating and Corporate Governance Committee leads an annual assessment of the Board of Directors’ performance and of its contribution as a whole. In addition, each committee of the Board annually reviews its performance. The Board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of Board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Board of Directors

Our business, property and affairs are managed under the direction of the Board of Directors. Directors are kept informed of our business through discussions with the executive officers of the Company, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Our Board of Directors held ten meetings during 2009 and acted by written consent once. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Overall attendance at Board and committee meetings was 98% and attendance was at least 90% for each director at Board and committee meetings.

All directors are generally expected to attend the annual meeting of stockholders, but are not required to do so. At our last annual meeting of stockholders, which was held on May 19, 2009, Messrs. Elsbree, MeLampy, A. Ory and R. Ory attended.

The Board of Directors has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Nominating and Corporate Governance

Committee and Compensation Committee. The table below provides membership information for the Board of Directors and each committee as of the date of this Proxy Statement.

Nominating
and Corporate
	Audit	Governance	Compensation

Independent Directors:
Gary J. Bowen (lead independent director)		X	X
David B. Elsbree	X
Robert C. Hower	X	X	X
Michael Thurk	X	X	X

Inside Directors:
Andrew D. Ory
Patrick J. MeLampy
Robert G. Ory

Board of Directors Leadership Structure

Our Company is led by Andrew D. Ory, who has served as our Chief Executive Officer, President and member of the Board of Directors since August 2000. Our lead independent director is Gary J. Bowen. We currently do not have a designated Chairman of the Board.

Our Board leadership structure reflects our entrepreneurial history and collaborative culture, a structure we believe that is currently effective and most suitable for the Company. Our leadership structure is appropriate for our Company given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with, and interaction between and among, Andrew D. Ory, management and the independent directors. The Board believes that the Company’s Chief Executive Officer is best situated to lead the Company because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Of the seven members of our Board, four are independent from management. Gary J. Bowen was appointed a lead director and leads the executive sessions of the Board, which are held at each Board meeting. In addition, the independent chair of each standing committee reports to the Board of Directors. As a result, we have a single leader for our Company, with oversight by experienced independent directors who have appointed a lead director and three independent committee chairs.

Audit Committee

The Audit Committee’s responsibilities include:

•	selecting, retaining, approving the compensation of, and ensuring the independence of, our independent registered public accounting firm, including pre-approval of all services performed by our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	overseeing the Company’s financial reporting process;

•	overseeing and monitoring the effectiveness of internal control over financial reporting and disclosure controls and procedures, including the Company’s system to monitor and manage financial statement risk;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing the Company’s overall anti fraud programs and overseeing the investigation of allegations of fraud relating to the Company and or any of its officers, directors, or employees;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee Report required by SEC rules.

The members of the Audit Committee are David B. Elsbree (Chair), Robert C. Hower and Michael Thurk. The Board of Directors has determined that Mr. Elsbree is an “audit committee financial expert” defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee Charter is published on our website at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investor Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation and the compensation structure for our executive officers;

•	evaluating the chief executive officer’s performance, at least annually, and based on these evaluations setting the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the evaluation process and compensation of our executive officers;

•	overseeing of management’s decisions concerning the performance and compensation of other company officers;

•	overseeing and administering our equity incentive plans;

•	reviewing executive compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code; and

•	preparing the annual compensation report and compensation discussion and analysis section of our Proxy Statement.

The members of the Compensation Committee are Gary J. Bowen, Robert C. Hower and Michael Thurk (Chair).

While our Board bears the ultimate responsibility for approving compensation of our executive officers, the Compensation Committee assists the Board in discharging these responsibilities. The Compensation Committee also has the authority of the Board with respect to the administration of our equity incentive plans.

In the fourth quarter of 2008, the Compensation Committee engaged DolmatConnell & Partners to provide a review of certain compensation practices, which was provided in the first quarter of 2009. In June 2009, the Compensation Committee engaged Pearl Myers & Partners, an executive compensation consulting firm, to assist with an evaluation of our executive compensation practices. For additional information, see “Executive Compensation - Compensation Discussion and Analysis - Use of Outside Consultants and Peer Groups”.

The Compensation Committee Charter is published on our website at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investor Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become directors;

•	reviewing with the Board the standards to be applied in making determinations regarding independence of Board members;

•	reviewing and making recommendations to the Board with respect to size, composition and structure of the Board and committees of the Board;

•	developing and recommending to the Board our Code of Business Conduct and Ethics;

•	developing and recommending to the Board Corporate Governance Guidelines;

•	overseeing an annual evaluation of the Board and committees of the Board;

•	reviewing committee compensation and benefits and recommending changes to the Board;

•	developing and recommending to the Board procedures for a stockholder to send communications to the Board;

•	developing and recommending to the Board a policy regarding attendance of directors at the annual meeting of the Company’s stockholders; and

•	providing general advice to the Board on corporate governance matters.

The members of the Nominating and Corporate Governance Committee are Gary J. Bowen, Robert C. Hower (Chair) and Michael Thurk.

The Nominating and Corporate Governance Committee Charter is published on our website at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Board of Directors Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee, as opposed to the full Board, receives a report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. The reports from the committee chairs enable the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with our Board, from time to time, the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and the composition of the Board of Directors.

The Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. In determining the suitability of candidates for the Board, the Nominating and Corporate Governance Committee will take into account an individual’s skills, expertise, industry and other knowledge and business and other experience that would be useful for the effective oversight of our business.

Board of Directors Diversity

Our Corporate Governance Guidelines specify that when determining the suitability of individual Board members, the Nominating and Corporate Governance Committee is to take into account an individual’s skills, expertise, industry and other knowledge and business and other experience that would be useful to the effective oversight of the Company’s business. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our corporate objectives. The Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee’s specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria discussed above under “Director Qualifications”. Any stockholder recommendations for director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, in care of Acme Packet, Inc., Investor Relations, 71 Third Avenue, Burlington, MA 01803. In addition, our by laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures.

From time to time, the Board may establish other committees to facilitate the management of our business.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committees serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current or previous members of our Compensation Committee has ever been an employee of Acme Packet or any subsidiary of Acme Packet.

ELECTION OF DIRECTORS
(Proposal 1 on the proxy card)

Our full Board of Directors consists of seven directors. Pursuant to our Amended and Restated By Laws and our Restated Certificate of Incorporation, our Board of Directors is divided into three classes, with one class of directors elected each year for a three year term of office at the annual meeting of stockholders. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire or until their successors have been duly elected and qualified. The current composition of the Board is:

Class I Directors (serving until the 2010 Annual Meeting of Stockholders)	Michael Thurk Andrew D. Ory

Class II Directors (serving until the 2011 Annual Meeting of Stockholders)	Gary J. Bowen Robert C. Hower

Class III Directors (serving until the 2012 Annual Meeting of Stockholders)	David B. Elsbree Patrick J. MeLampy Robert G. Ory

The Board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated Messrs. Thurk and A. Ory for re-election as Class I directors to hold office until the Annual Meeting of Stockholders to be held in 2013 or until their respective successors have been duly elected and qualified. In the event that either of the nominees shall be unable or unwilling to serve as a director, the Board shall reserve discretionary authority to vote for a substitute or substitutes. The Board has no reason to believe that either of the nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the nominees.

Director Qualifications and Review of Director Nominees

Our Nominating and Corporate Governance Committee makes searches for individuals qualified to become members of our Board of Directors and recommends to our Board of Directors nominees for election. The Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NASDAQ Stock Market and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members for purposes of obtaining the appropriate members and skills.

To fulfill its responsibility to recruit and recommend to the Board of Directors nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of Acme Packet, Inc. and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s demonstrated leadership ability and the ability to exercise sound business judgment; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, and should be individuals of high integrity and independence with substantial accomplishments.

In connection with director nominations, the Nominating and Corporate Governance Committee also considers the nominees’ roles in assisting with our business strategy and overseeing our corporate governance and leadership structure.

Each nominee and current Board member brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, industry background, accounting and finance, and risk assessment. Set forth below is a discussion on certain of the specific skills that qualify each of our current directors and director nominees to serve as a director or to be nominated for re-election.

Gary J. Bowen was selected to serve as a director on our Board due to his extensive knowledge of the industry and his unique experiences managing global sales organizations for large and diverse high-technology companies.

David B. Elsbree was selected to serve as a director on our Board due to his extensive background in public accounting and auditing. Mr. Elsbree qualifies as an “audit committee financial expert” under SEC guidelines.

Robert C. Hower was selected to serve as a director on our Board due to his background in finance, his extensive experience with capital markets transactions and his experience in investing in rapidly-growing, entrepreneurial technology companies.

Patrick J. MeLampy was selected to serve as a director on our Board because of his vast experience in the telecommunications and networking industries. As our co-founder and Chief Technology Officer, he brings insights into the technological direction of the industry and the Company.

Andrew D. Ory was selected to serve as a director on our Board because as our co-founder and Chief Executive Officer, he provides unique insights into the Company’s challenges, opportunities and operations.

Robert G. Ory was selected to serve as a director on our Board because of his significant experience investing in and developing entrepreneurial companies.

Michael Thurk was selected to serve as a director on our Board because of his extensive background in the communications and networking industries and his experience participating on the Board of Directors of other publicly traded technology companies.

Nominees for Election

Michael Thurk, age 57, has served as one of our directors since October 2008. Mr. Thurk is managing partner for Mariposa Consulting, LLC, a provider of business and technical consulting for emerging communications companies. From 2006 to 2008, Mr. Thurk was Chief Operating Officer of

Avaya Inc., a leading global provider of business communications applications, systems and services. He has also served in other roles during his career at Avaya Inc. which he joined in 2002, including President of Avaya’s Global Communications Solutions. Mr. Thurk currently serves on the Board of Directors of ANSYS, Inc.

Andrew D. Ory, age 43, is a co-founder of Acme Packet and has served as our President and Chief Executive Officer and one of our directors since our inception in August 2000. Mr. Ory is the son of Mr. R. Ory, one of our directors.

Continuing Directors

Continuing Class I Directors

David B. Elsbree, age 62, has served as a one of our directors since November 2006. From June 1981 until May 2004, Mr. Elsbree was a partner with Deloitte & Touche LLP. Mr. Elsbree served in a number of leadership roles in the firm’s high technology practice, including partner in charge of the New England High Technology Practice. Mr. Elsbree serves on the Board of Directors of Art Technology Group, Inc. and is a member of the National Association of Corporate Directors and Financial Executives International.

Patrick J. MeLampy, age 51, is a co-founder of Acme Packet and has served as our Chief Technology Officer and one of our directors since our inception in August 2000.

Robert G. Ory, age 77, has served as one of our directors since our inception in August 2000. Mr. Ory also served as our Treasurer from August 2000 through the completion of our initial public offering. Mr. Ory is the father of Mr. A. Ory, our President and Chief Executive Officer and one of our directors. Mr. Ory has served as our Secretary and Assistant Treasurer since October 2006.

Continuing Class II Directors

Gary J. Bowen, age 63, has served as one of our directors since January 2001 and has been a private investor since 1996. From January 1990 to 1996 he served as Executive Vice President of Field Operations and Chief Marketing Officer of Bay Networks, Inc.

Robert C. Hower, age 45, has served as one of our directors since February 2003. Mr. Hower is a General Partner at Advanced Technology Ventures, a venture capital firm he joined in March 2002.

Executive Officers

Our executive officers and their positions are set forth below:

Name	Position(s)

Andrew D. Ory	President and Chief Executive Officer; Director
Patrick J. MeLampy	Chief Technology Officer; Director
Peter J. Minihane	Chief Financial Officer and Treasurer
Dino Di Palma	Vice President Sales and Business Development
Seamus Hourihan	Vice President Marketing and Product Management
Erin Medeiros	Vice President Professional Services
John F. Shields	Vice President of Manufacturing Operations

Peter J. Minihane, age 61, has served as our Chief Financial Officer since September 2008. Prior to joining Acme Packet, Mr. Minihane was the Chief Financial Officer and Chief Operating Officer of Colubris Networks, Inc., a global provider of intelligent wireless local area networks for enterprises and service providers. Prior to joining Colubris Networks, Inc. in 2007, Mr. Minihane was Chief Financial Officer and Chief Operating Officer of StarBak Communications, Inc., a streaming media company. Prior to StarBak, Mr. Minihane served various roles, ranging from President, Chief Operating Officer and Chief Financial Officer, for Visual Networks, Inc., a leading provider of performance management systems for wide area networks. Mr. Minihane is a Certified Public Accountant in the Commonwealth of Massachusetts.

Dino Di Palma, age 42, has served as our Vice President Sales and Business Development since February 2001.

Seamus Hourihan, age 57, has served as our Vice President Marketing and Product Management since August 2001.

Erin Medeiros, age 36, has served as our Vice President Professional Services since November 2005. Ms. Medeiros served as our Manager of Systems Engineering from June 2001 to October 2005.

John F. Shields, age 47, has served as our Vice President of Manufacturing Operations since April 2007 and served as our Director of Manufacturing Operations from May 2002 to March 2007.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of March 26, 2010 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. Shares of common stock issuable under options and restricted stock units that are exercisable within 60 days after March 26, 2010 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. On March 26, 2010, the record date, there were 60,704,340 shares of our common stock outstanding.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner	Number	Percentage

5% Stockholders
Bank of America Corporation(1)	4,992,005	8.2%
Directors(2)
Gary J. Bowen(3)	1,211,537	2.0
David B. Elsbree(4)	62,937	*
Robert C. Hower(5)	668,238	1.1
Patrick J. MeLampy(6)	5,962,129	9.8
Andrew D. Ory(7)	5,232,575	8.6
Robert G. Ory(8)	2,463,601	4.0
Michael Thurk(9)	25,000	*
Officers(2)
Dino Di Palma(10)	377,899	*
James Hourihan(11)	425,635	*
Erin Medeiros(12)	208,948	*
Peter J. Minihane(13)	162,500	*
John Shields(14)	107,865	*
All directors and executive officers as a group (12 persons)	16,908,864	27.2

*	Less than one percent

(1)	The address for Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. Shares beneficially owned consists of 4,992,005 held by Bank of America Corporation and Bank of America, NA, which includes 3,490 shares held by Columbia Management Advisors, LLC, 288 shares held by Banc of America Investment Advisors, Inc., 5,600 shares held by IQ Investment Advisors LLC and 419 shares held by Merrill Lynch, Pierce, Fenner & Smith, Inc. This information is based on a Schedule 13G filed with the SEC on February 1, 2010.

(2)	The address of every director and officer stockholder named in the table is c/o Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

(3)	Shares beneficially owned include 50,000 shares subject to options exercisable within 60 days of March 26, 2010.

(4)	Shares beneficially owned include 50,000 shares subject to options exercisable within 60 days of March 26, 2010.

(5)	Shares beneficially owned includes 552,251 shares held by Advanced Technology Ventures VII L.P, 22,161 shares held by Advanced Technology Ventures VII(B) L.P, 10,652 shares held Advanced Technology Ventures VII(C) L.P., 3,292 shares held by ATV Entrepreneurs VII L.P., 2,014 shares held by ATV Alliance 2001 L.P. and 1,249 shares held by ATV Alliance 2002 L.P (collectively, the “ATV Investing Entities”). Also includes 50,000 shares subject to options exercisable within 60 days of March 26, 2010. Mr. Hower is a managing director of ATV Associates VII, LLC and one of our directors. Mr. Hower disclaims beneficial ownership of the shares held by the ATV Investing Entities.

(6)	Shares beneficially owned include 42,500 shares subject to options exercisable within 60 days of March 26, 2010 and 1,872,000 shares owned by the MeLampy-Lawrence Family Trust for the benefit of the minor children of Mr. MeLampy. Mr. MeLampy’s wife is the trustee of The MeLampy-Lawrence Family Trust.

(7)	Shares beneficially owned include 63,750 shares subject to options exercisable within 60 days of March 26, 2010 and 138,161 shares held by his wife, Linda Hammett Ory. Mr. Ory disclaims beneficial ownership of the shares held by Ms. Ory.

(8)	Shares beneficially owned include 1,690,286 shares owned by The Ory Family Trust for the benefit of the minor children of Andrew D. Ory and Linda Hammett Ory and 248,085 shares held by his wife, Marjorie Ory. Mr. Ory is a trustee of The Ory Family Trust and exercises shared voting and investment control over the shares held by The Ory Family Trust. Mr. Ory and Marjorie Ory are the parents of Andrew D. Ory, our Chief Executive Officer and President and one of our directors and founders. Mr. Ory disclaims beneficial ownership of the shares held by his wife, Marjorie Ory and the shares held by The Ory Family Trust.

(9)	Shares beneficially owned include 25,000 shares subject to options exercisable within 60 days of March 26, 2010.

(10)	Shares beneficially owned include 376,347 shares subject to options exercisable within 60 days of March 26, 2010.

(11)	Shares beneficially owned include 314,063 shares subject to options exercisable within 60 days of March 26, 2010. Mr. Hourihan is referred to elsewhere in this proxy statement as Seamus Hourihan.

(12)	Shares beneficially owned include 205,615 shares subject to options exercisable within 60 days of March 26, 2010.

(13)	Shares beneficially owned include 162,500 shares subject to options exercisable within 60 days of March 26, 2010.

(14)	Shares beneficially owned include 69,531 shares subject to options exercisable within 60 days of March 26, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC. Based on our records and other information, we believe that, in 2009, none of our directors, executive officers or 10% stockholders failed to file a required report on time, other than the following transactions: John F. Shields reported his October 1, 2009 sale of shares on November 2, 2009 and Dino Di Palma reported his June 10, 2009 sale of shares on July 10, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board currently has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar to those provided to other executive officers of publicly traded companies with similar characteristics as the Company.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2009, as well as the other individuals included in the Summary Compensation Table on page 31 of this Proxy Statement, are referred to collectively as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement by the Company of various and specific quarterly, long term and strategic goals that align executive officers’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long term business plan, to motivate and reward individuals who perform at or above the levels that we expect and to link a portion of each executive officer’s compensation to the achievement of our business objectives. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers, including the named executive officers, should include cash based salary and bonus compensation as well as equity based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all executive officers of the Company. Recommendations regarding the non equity compensation of other officers are made by the Chief Executive Officer.

The Chief Executive Officer annually reviews the performance of each named executive officer, other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee. The conclusions reached and recommendations based on these reviews may result in salary increases and annual equity award recommendations made to the Compensation Committee. The Compensation Committee may accept these recommendations or exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long term incentive based cash and non cash executive compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other changes in job responsibility. Merit based increases to salaries of executive officers are based on the Compensation Committee’s assessment of the individual’s performance as well as an assessment of the competitiveness of the Company’s executive officers compensation relative to the market.

A significant percentage of total cash compensation is in the form of variable, or bonus, compensation pursuant to the Company’s “pay for performance” philosophy as described above. There is no pre-established policy or target for the allocation between either cash and non cash or short term and long term incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company, depending on the type of award, compared to established goals. However, when designing compensation arrangements, the Compensation Committee considers the particular risks the executive officers might be motivated to take to meet the designated performance targets to ensure that the structure does not encourage excessive risk taking.

Use of Outside Consultants and Peer Groups

To assist the Compensation Committee in structuring the Company’s annual and incentive based compensation, the Compensation Committee has from time to time engaged the services of compensation consultants. From November 2006 through December 2008, the Compensation Committee engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to provide periodic reviews and conduct a review of its total compensation program for the Chief Executive Officer and other executive officers. DolmatConnell & Partners, Inc. has periodically provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company’s management for executive officers other than the Chief Executive Officer. In June 2009, the Compensation Committee engaged Pearl Myers & Partners, or PM&P, to provide an update to our group of peer companies, competitive market assessment of base salaries, short term incentive compensation and long term incentive compensation, which is further discussed below.

In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly traded companies, collectively referred to as the “Compensation Peer Group.” The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consists of companies which the Compensation Committee believes we compete with for talent and for stockholder investment. The companies comprising the

Compensation Peer Group as of December 2008 when the Company received its most recent review from DolmatConnell & Partners, Inc. were:

Airvana, Inc.	Performance Technologies, Inc.
Aruba Networks, Inc.	Riverbed Technology, Inc.
Communication Systems, Inc.	Sonus Networks, Inc.
Ditech Networks, Inc.	Starent Networks, Corp.
Echelon Corporation	Sycamore Networks, Inc.
Ixia	Veraz Networks, Inc.
MRV Communications, Inc.	Westell Technologies, Inc.
Network Equipment Technologies, Inc.	Zhone Technologies, Inc.
NMS Communications Corporation

The Compensation Peer Group considered by the Compensation Committee when determining executive compensation for 2008 and 2009 included all of the companies listed above. It also included Carrier Access Corporation and Packeteer, Inc, which were both subsequently removed from the Compensation Peer Group following the acquisition of each company in 2008.

The Company competes with many larger companies for top executive level talent. Accordingly, the Compensation Committee generally sets compensation for executive officers between the 50th and 66th percentiles of compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group. Variations from this target compensation range may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, we will continue to generate stockholder returns in excess of the average of its peer group.

In June 2009, PM&P was engaged as an executive compensation consultant, succeeding DolmatConnell & Partners which the Company had as executive compensation consultants over the prior three year period. The results of the PM&P review were used when determining 2010 compensation decisions.

PM&P conducted a competitive assessment of our executive compensation program covering seven of Acme Packet’s senior executives, including our named executive officers. Two data sources were used to gather data used in the assessment. One source was a peer group of twelve publicly traded firms having similar revenues, size, and product and service similarity. The other source was a survey group which reflected data from a confidential high technology industry survey from a large reputable national vendor. Data from this source reflected executives at similarly sized technology firms. A market composite was calculated, when possible, reflecting an average of the peer group and the survey group data. The companies included in the PM&P peer group were:

Aruba Networks, Inc.	ShoreTel, Inc.
BigBand Networks, Inc.	Sonus Networks, Inc.
Communications Systems, Inc.	Starent Networks, Corp.
Echelon Corporation	Symmetricom, Inc.
Ixia	Westell Technologies, Inc.
Riverbed Technology, Inc.	Zhone Technologies, Inc.

The following observations were made from PM&P’s survey analysis: (i) the base salaries of our named executive officers ranged from the 35th to the 70th percentile of survey data; and (ii) target total cash compensation ranged from the 35th to 60th percentile.

Pursuant to a compensation philosophy targeting total cash compensation (base salary and targeted short term incentive compensation) in the range of the 50th to the 66th percentile, salary increase action was recommended. As a result, in 2010 base salary increases for the named executive officers were recommended to the Compensation Committee and subsequently approved. The recommended increases ranged from 3.10% to 8.00% and averaged 5.23%. No changes were recommended in short term incentive compensation. As a result of the base salary increases, the resulting total cash compensation for the named executive officers currently ranges from the 51st percentile through the 65th percentile with an average for the named executive officers at the 60th percentile, thereby within the 50th through 66th percentile as previously mentioned.

2009 Executive Compensation Components

In 2009, the principal components of paid compensation for executive officers was the executive officer’s base salary and variable bonus compensation.

Base Salary

The Company provided executive officers and other employees with a base salary to compensate them for services rendered during the year. Base salaries for executive officers were determined by his or her position and responsibility with the Company in comparison to market data.

In January 2009, the Compensation Committee and management team became very conservative with respect to salary increases in light of the then current global economic crisis. It was determined that any base salary increases for any employee, including our named executive officers, would be limited to promotional increases and “out of market” conditions, wherein an employee’s salary would have to be significantly below the 50th percentile of salary survey information to warrant salary action. This condition remained in effect through December 31, 2009. In 2009, approximately 7% of all employees who would normally have been eligible for salary increase consideration in a given year received an increase and no named executive officer received an increase. In January 2009, utilizing the recommendations of the Company’s management team, the Compensation Committee recommended, and our Board of Directors approved, base salaries for 2009 for our named executive officers that were unchanged from 2008.

In January 2010, the Compensation Committee reviewed the salaries for the named executive officers, based in part on the results of the review provided by PM&P discussed above, and determined that salary increases were warranted. As a result, in March 2010 the Compensation Committee approved increases to the base salaries, effective as of January 1, 2010, for each named executed officer as set forth in the table below:

	2009	2010 Percentage	2010
Name	Base Salary	Increase	Base Salary

Andrew D. Ory	$400,000	3.75%	$415,000
Patrick J. MeLampy	325,000	3.10	335,000
Peter J. Minihane	250,000	8.00	270,000
Dino Di Palma	220,000	6.80	235,000
Seamus Hourihan	220,000	4.50	230,000

Performance Based Incentive Compensation

On March 27, 2009, the Compensation Committee recommended, and the Board of Directors approved, the 2009 Executive Bonus Plan, or the 2009 Bonus Plan. The 2009 Bonus Plan provided for the payment of quarterly cash bonuses based on an individual targeted amount for each executive officer, ranging from 10% to 60% of the executive officer’s annual base salary, referred to as the “On Target Bonus”. The 2009 Bonus Plan is a discretionary program designed to reward each participant in accordance with the Company’s financial success. In order to be eligible for bonus payment, the participant must continue to be employed as of the date the bonus payment is made for that quarter.

The 2009 Bonus Plan had three financial targets as target metrics for payment: (1) quarterly revenue; (2) quarterly non-GAAP income from operations; and (3) quarterly bookings. In order to receive any payment during the respective quarter, the Company must achieve at least (1) 100% of the revenue goal for that quarter; (2) 100% of the non-GAAP income from operations goal for that quarter; and (3) 90% of the bookings goal for the first quarter of 2009, and the cumulative bookings goals for each quarter thereafter so that the annual year to date bookings goal achieved is 90% or greater.

If any of the targets are not met for the quarter, then no payment will be made. If (i) 100% and up to 105% of the non-GAAP income from operations goal is attained then the On Target Bonus percentage shall be the same percentage of goal attained; (ii) if greater than 105% and up to 110% of the non-GAAP income from operations goal is attained, then the bonus payment shall be equal to 105% of the On Target Bonus, plus a percentage of the On Target Bonus equal to 1.5 times the percentage of the goal attained in excess of 105% and up to 110%; and (iii) if more than 110% of the non-GAAP income from operations goal is attained, then the bonus payment shall be equal to 105% of the On Target Bonus, plus a percentage of the On Target Bonus equal to 1.5 times the percentage of the goal attained in excess of 105% and up to 110% , plus a percentage of the On Target Bonus equal to two times the percentage of the goal attained in excess of 110%.

The financial targets were established in conjunction with the Company’s annual budget process. The targeted goals were set with a reasonable level of difficulty that required that the Company and its executive officers perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured.

The table below sets forth the bonus earned by each named executive officer for each quarter in 2009:

	First	Second	Third	Fourth
Name	Quarter	Quarter	Quarter	Quarter

Andrew D. Ory	$65,179	$74,771	$113,657	$133,530
Patrick J. MeLampy	52,958	60,751	92,346	108,493
Peter J. Minihane	33,948	38,943	59,196	69,547
Dino Di Palma	13,443	15,422	23,442	27,541
Seamus Hourihan	23,899	27,416	41,674	48,961

The quarterly bonus payments earned by each of our named executive officers in 2009 were achieved by meeting or exceeding each of the three target criteria identified above. The achievement against the quarterly bookings target was at least 90% of approximately $29.3 million in the first quarter of 2009, cumulative bookings of approximately $61.4 million through the second quarter of 2009, cumulative bookings of approximately $98.8 million through the third quarter of 2009, and cumulative bookings of approximately $145.0 million through the fourth quarter of 2009. The achievement against the quarterly revenue target was at least 100% of approximately $30.9 million, $32.2 million, $33.4 million, and $34.0 million for the first, second, third and fourth quarters of 2009, respectively. The achievement against the quarterly non-GAAP income from operations was 108% of the target of approximately $6.1 million in the first quarter of 2009, 115% of the target of approximately $5.7 million in the second quarter of 2009, 148% of the target of approximately $5.5 million in the third quarter of 2009, and 165% of the target of approximately $5.9 million in the fourth quarter of 2009.

No Executive Bonus Plan bonuses were paid to named executive officers in 2008, and no base salary increases were granted to any named executive officer in 2009.

2010 Bonus Plan

In January 2010, the Compensation Committee adopted the 2010 Executive Bonus Plan, or 2010 Bonus Plan, which contains similar provisions as the 2009 Bonus Plan. The 2010 Bonus Plan provides for the payment of quarterly cash bonuses based on an individual targeted amount for each executive officer, ranging from 10% to 60% of the executive officer’s annual base salary, or the “2010 On Target Bonus.” The 2010 Bonus Plan is a discretionary program designed to reward each participant in accordance with the Company’s financial success. In order to be eligible for bonus payment, the participant must continue to be employed as of the date the bonus payment is made for that quarter.

The 2010 Bonus Plan has three financial targets as target metrics for payment: (1) quarterly revenue; (2) quarterly non-GAAP income from operations; and (3) quarterly bookings. In order to receive any payment during the respective quarter, the Company must achieve at least (1) 90% of the revenue goal for that quarter; (2) 90% of the non-GAAP income from operations goal for that quarter; and (3) 90% of the bookings goal for the first quarter of 2010, and the cumulative bookings goals for each quarter thereafter so that the annual year-to-date bookings goal achieved is 90% or greater.

If any of the targets are not met for the quarter, then no payment will be made. If 90% of the quarterly revenue goal and 90% of bookings goal is achieved, then the amount of the bonus to be earned by each executive shall be as follows: (i) if 90% of the non-GAAP income for operations goal is attained, then the bonus payment shall be equal to 80% of the 2010 On Target Bonus; (ii) if 90% but less than 100% of the non-GAAP income from operations goal is attained, then the bonus payment shall be equal to 80% of the 2010 On Target Bonus, plus 2% of the 2010 On Target Bonus for each 1% increase in the non-GAAP income from operations goal attained; (iii) if 100% and up to 105% of the non-GAAP income from operations goal is attained, then the 2010 On Target Bonus percentage shall be the same percentage of goal attained; (iv) if greater than 105% and up to 110% of the non-GAAP income for operations goal is attained, then the bonus payment shall be equal 105% of the 2010 On Target Bonus, plus a percentage of the 2010 On Target Bonus equal to 1.5 times the percentage of the goal attained in excess of 105% and up to 110% and (v) if more than 110% of the non-GAAP income from operations goal is attained, then the bonus payment shall be equal to 105% of the 2010 On Target Bonus, plus a percentage of the 2010 On Target Bonus equal to 1.5 times the percentage of the goal attained in excess of 105% and up to 110%, plus a percentage of the 2010 On Target Bonus equal to two times the percentage of the goal attained in excess of 110%.

Equity Incentive Program

As we are in a growth phase of our business, the Compensation Committee believes that stock options provide a powerful incentive to our executive officers.

The Equity Incentive Program assists the Company to:

•	enhance the link between the creation of stockholder value and long term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives officers; and

•	maintain competitive levels of total compensation.

The Compensation Committee considers stock options to be an important and complementary component of the total compensation package available to executive officers as stock option awards align long term corporate performance with the total compensation of each of our executive officers.

Overview of Equity Incentive Program

Generally, a significant stock option grant is made in the year when an executive officer commences employment with the Company. This grant is made within our guidelines for new hire grants, consistent with the executive officer’s position. The guidelines were developed based on our historical practices. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the environment in which we operate.

Subsequent option grants to executive officers may be made at varying times and in varying amounts at the discretion of the Compensation Committee. In 2008, 2009 and 2010, they were made during our annual review cycle. The Compensation Committee considers performance grants for existing employees, including our executive officers, who have completed approximately one year of service since their last performance review. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when additional options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the Company’s employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option term.

Newly hired employees, including executive officers, are generally awarded such options at the next regularly scheduled Compensation Committee meeting on or following their hire date.

Options are awarded at the NASDAQ Global Select Market’s closing price of our common stock on the date of the grant. Except in compelling and unusual circumstances, the Board or the Compensation Committee shall only authorize or approve grants of equity awards at (i) a meeting of the Board or the Compensation Committee to be held on the first Tuesday at each calendar month and (ii) a meeting of the Board or the Compensation Committee held at a time when there is a “blackout period” then in effect under the Company’s Insider Trading Policy. The grant time and date in connection with any equity awards authorized by the Board or the Compensation Committee at any such meeting held on the first Tuesday of any calendar month would be the close of business on the date of such meeting, unless there is a “blackout period” then in effect under the Company’s Insider Trading Policy in which case the grant time and date in connection with any equity awards authorized by the Board or the Compensation Committee at such meeting would be the close of business on the first date following such meeting when the “blackout period” in effect under the Company’s Insider Trading Policy on the date of such meeting is no longer in effect (typically, the close of business on the second trading day after the Company issues a press release that publicly disclosed the matters that caused there to be a “blackout period” in the first instance.) The grant time and date in connection with any equity awards authorized by the Board or the Compensation Committee at any meeting held at a time where there is a “blackout period” in effect under the Company’s Insider Trading Policy would be the close of business on the first date following such meeting when such “blackout period” is no longer in effect (typically, the close of business on the second trading day after the Company issues the applicable regularly scheduled earnings release).

The majority of the options granted by the Compensation Committee vest at a rate of 25% after one year and 6.25% each quarter thereafter over the next three years of either the seven or ten year life of the underlying option term. Vesting ceases upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

In January 2010, the Compensation Committee also approved a new form of stock option agreement for the Company’s executive officers, including its named executive officers, whereby if, before the stock options have vested, there is a change in control of the Company and within 365 days of the change of control the holder of the stock options (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his or her employment following a relocation of the holder’s principal place of business that increases the holder’s commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred (100) percent of the then unvested stock options shall vest.

Equity Grants

In December 2008, DolmatConnell & Partners, Inc. assisted the Compensation Committee with a marketplace assessment of our executive officers’ 2009 long term incentive compensation in comparison to the long term incentive compensation for comparable positions within the Compensation Peer Group, as referenced above. They were engaged to complete a competitive review of our executive long term incentive compensation program and to make forward looking recommendations regarding our ongoing executive compensation philosophy and course of action.

In 2009 and 2010, each of our executive officers received stock option awards. The Compensation Committee considers performance grants for existing employees, including our executive officers, who have completed approximately one year of service since either their start date or their last review. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when additional options are granted. In making decisions with regards to stock option awards to our executive officers for 2010 and increases in any such awards compared to 2009, the Compensation Committee considered the report provided by PM&P. In making decisions with respect to stock option awards for 2009 and 2008, the Compensation Committee considered the report provided by DolmatConnell & Partners. It also compared each executive’s stock option award history with the stock option award history of each executive’s comparable position in each company in the Compensation Peer Group. The Compensation Committee considered that no executive officer received a stock option award in 2007 and that stock option awards granted to each of our executive officers in 2008, except Mr. Minihane, were complemented by restricted stock unit awards. The Compensation Committee considered each executive officer’s stock option history, both individually and relative to other executive officers. Finally, the Compensation Committee considered the individual performance of each executive officer.

The table below sets forth the stock option awards for each named executive officer in 2009 and 2010.

Name	2009	2010

Andrew D. Ory	150,000	131,000
Patrick J. MeLampy	100,000	87,000
Peter J. Minihane	100,000	87,000
Dino Di Palma	100,000	87,000
Seamus Hourihan	70,000	61,000

Upon commencement of employment with the Company in September 2008, Mr. Minihane received a stock option grant for 300,000 shares which vests 25% after one year and 6.25% per quarter over the next three years. Upon review of his entire compensation package, the Compensation Committee determined that this amount was appropriate to incent and motivate Mr. Minihane over the long term.

In February 2008, the Committee approved the issuance of restricted stock unit awards to certain of our executive officers pursuant to our 2006 Equity Incentive Plan. The restricted stock unit awards for the executive officers in February 2008 ranged from 15,000 stock units to 25,000 stock units. None of our executive officers received restricted stock unit awards in 2009 or 2010. At this time, the Compensation Committee has decided not to issue restricted stock units to the Company’s named executive officers. The restricted stock unit awards granted in 2008 to our executive officers contained time based and performance based vesting criteria. The time based restricted stock units vest in three equal annual installments, commencing on February 12, 2009 and becoming fully vested on February 12, 2011. The performance restricted stock units would be forfeited if the compounded annual growth rate of the Company’s net revenue for the two year period beginning January 1, 2008 and ending on December 31, 2009 was not equal to or greater than 28% per year. The “Performance Units Forfeiture Date” was the earlier of (i) March 15, 2010 or (ii) the date in 2010 that the Board or the Compensation Committee reaches a determination as to whether or not the performance target of 28% per year had been achieved. Forfeiture would also have occurred if the grantee was no longer associated with the Company prior to the end of the two year period beginning January 1, 2008 and ending December 31, 2009.

On January 28, 2010, the Compensation Committee determined that the performance based criteria underlying the restricted stock units were not met because the compounded annual growth rate of the Company’s net revenue for the two year period beginning January 1, 2008 and ending on December 31, 2009 was not equal to or greater than 28% per year and therefore all of the performance based restricted stock units held by our named executive officers were forfeited.

With regard to the time based restricted stock units, if, before the time based restrictions have been terminated or lapsed, we are acquired and the holder of the restricted stock units experiences any adverse change in authority, duty or responsibility, terminates his or her employment following a relocation of our principal place of business by more than fifty (50) miles, or is terminated without cause, then fifty (50) percent of the then unvested restricted stock units shall vest. The holder of the restricted stock unit award will not be entitled to any dividends with respect to the shares of our common stock underlying the restricted stock units.

Ownership Guidelines

The Company currently does not require its directors or executive officers to own a particular amount of its common stock. The Compensation Committee is satisfied that stock, stock option, and restricted stock unit holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interest with those of our stockholders.

Retirement and Other Benefits

We maintain a deferred savings retirement plan for our U.S. employees, including our executive officers. The deferred savings retirement plan is intended to qualify as a tax qualified plan under Section 401(k) of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute up to 90% of his or her pre tax compensation (up to a statutory limit, which in 2009 was $16,500 or $22,000 if the participant was over the age of 50 at the end of the year). Under the plan, each employee is fully vested in his or her deferred salary contributions. The deferred savings retirement plan also permits the Company to make additional discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions.

Perquisites and Other Personal Benefits

Our executive officers participate in the same group insurance and employee benefit plans as our other employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Deductibility of Executive Compensation

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the

Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For 2009, no executive officer received executive compensation under Section 162(m) of the Internal Revenue Code in excess of $1,000,000.

Accounting for Stock-Based Compensation

On January 1, 2006, the Company began accounting for stock based payments in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification 718: Compensation-Stock Compensation.

Summary Compensation Table

The following table sets forth information concerning the annual and long term compensation for services in all capacities to Acme Packet for the years ended December 31, 2009, 2008 and 2007 of those persons who served as our principal executive officer and our principal financial officer and our other three most highly compensated executive officers for the year ended December 31, 2009. We refer to our principal executive officer, principal financial officer and the other three highly compensated executive officers throughout this Proxy Statement collectively as our “named executive officers”.

						Non-Equity
						Incentive Plan	All Other
		Salary		Stock	Option	Compensation	Compensation
Name and Principal Position	Year	(1)		Awards	Awards	(2)	(3)	Total

Andrew D. Ory	2009	$400,000		—	$322,875	$387,137	$1,544	$1,111,556
President and Chief	2008	400,000		$94,750	94,638	—	733	590,121
Executive Officer	2007	325,000		—	—	271,440	890	597,330
Patrick J. MeLampy	2009	325,000		—	212,250	314,548	1,669	856,467
Chief Technology Officer	2008	325,000		75,800	63,092	—	826	464,718
	2007	300,000		—	—	250,560	1,010	551,570
Peter J. Minihane	2009	250,000		—	215,250	201,634	2,295	669,179
Chief Financial Officer	2008	64,610	(4)	—	867,690	—	484	932,784
and Treasurer	2007	—		—	—	—	—	—
Dino DiPalma	2009	401,106	(5)	—	215,250	79,848	824	697,028
Vice President Sales and	2008	346,960	(5)	56,850	47,319	—	738	451,867
Business Development	2007	328,034	(5)	—	—	62,640	740	391,414
Seamus Hourihan	2009	220,000		—	150,675	141,950	1,501	514,126
Vice President Marketing	2008	220,000		56,850	47,319	—	969	325,138
and Product Management	2007	200,000		—	—	111,360	974	312,334

(1)	Amounts reflect base salary before pre tax contributions and are reported in the years earned, even if paid subsequent to the end of the year reported.

(2)	These amounts represent amounts earned in the year reported.

(3)	These amounts represent group term life insurance and long term disability benefits paid on behalf of our named executive officers in the year reported.

(4)	Mr. Minihane commenced employment with the Company in September 2008.

(5)	This amount represents both salary and commissions earned in the year reported.

Grants of Plan Based Awards

The table set forth below provides information regarding grants of plan based awards made during 2009 to the named executive officers:

					All Other	Exercise
					Option	or Base	Grant
					Awards:	Price of	Date Fair
		Estimated Future Payouts			Number of	Option	Value of
		Under Non-Equity Incentive			Securities	Awards	Stock and
	Grant	Plan Awards Grants			Underlying	(per	Option
Name	Date	Threshold	Target	Maximum	Options	share)	Awards

Andrew D. Ory	3/27/2009	—	$240,000	—	—	—	—
	2/10/2009	—	—	—	150,000	$4.35	$322,875
Patrick J. MeLampy	3/27/2009	—	195,000	—	—	—	—
	2/10/2009	—	—	—	100,000	4.35	215,250
Peter J. Minihane	3/27/2009	—	125,000	—	—	—	—
	2/10/2009	—	—	—	100,000	4.35	215,250
Dino Di Palma	3/27/2009	—	49,500	—	—	—	—
	2/10/2009	—	—	—	100,000	4.35	215,250
Seamus Hourihan	3/27/2009	—	88,000	—	—	—	—
	2/10/2009	—	—	—	70,000	4.35	150,675

Outstanding Equity Awards as of December 31, 2009

The table set forth below provides all outstanding equity awards for each named executive officer as of December 31, 2009:

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
			Equity					Incentive	Market or
			Incentive					Plan	Payout
			Plan					Awards:	Value of
			Awards:				Market	Number of	Unearned
	Number of	Number of	Number of				Value of	Unearned	Shares, Units
	Securities	Securities	Securities			Number of	Shares or	Shares, Units	or Other
	Underlying	Underlying	Underlying			Shares or	Units of	or Other	Rights That
	Unexercised	Unexercised	Unexercised	Option	Option	Units That	Stock That	Rights That	Have Not
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Vested
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	(1)

Andrew D. Ory	300,000	—	—	$1.10	12/23/2010	—	—	—	—
	13,125	16,875	—	7.58	2/12/2015	—	—	—	—
	—	150,000	—	4.35	2/10/2016	—	—	—	—
	—	—	—	—	—	—	—	20,834	$229,174
Patrick J. MeLampy	300,000	—	—	1.10	12/23/2010	—	—	—	—
	8,750	11,250	—	7.58	2/12/2015	—	—	—	—
	—	100,000	—	4.35	2/10/2016	—	—	—	—
	—	—	—	—	—	—	—	10,000	110,000
Peter J. Minihane	93,750	206,250		6.42	9/18/2015	—	—	—	—
	—	100,000	—	4.35	2/10/2016	—	—	—	—
Dino Di Palma	50,000	—	—	0.20	9/17/2012	—	—	—	—
	50,000	—	—	0.20	1/14/2014	—	—	—	—
	50,000	—	—	0.30	8/16/2014	—	—	—	—
	60,000	—	—	0.55	1/19/2015	—	—	—	—
	30,000	—	—	0.85	11/23/2015	—	—	—	—
	150,000	—	—	1.00	12/23/2015	—	—	—	—
	6,563	8,437	—	7.58	2/12/2015	—	—	—	—
	—	100,000	—	4.35	2/10/2016	—	—	—	—
	—	—	—	—	—	—	—	12,500	137,500
Seamus Hourihan	73,750	—	—	0.20	8/29/2011	—	—	—	—
	30,000	—	—	0.20	9/17/2012	—	—	—	—
	30,000	—	—	0.85	11/23/2015	—	—	—	—
	150,000	—	—	1.00	12/23/2015	—	—	—	—
	6,563	8,437	—	7.58	2/12/2015	—	—	—	—
	—	70,000	—	4.35	2/10/2016	—	—	—	—
	—	—	—	—	—	—	—	12,500	137,500

(1)	These amounts are equal to the closing price of our common stock on the NASDAQ Global Select Market as of December 31, 2009 of $11.00 multiplied by the number of shares that have not yet vested as of December 31, 2009.

Option Exercises and Stock Vested

The table set forth below provides information related to option exercises and stock awards vested for each named executive officer for the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)

Andrew D. Ory	—	—	4,166	$17,664
Patrick J. MeLampy	—	—	3,333	14,132
Peter J. Minihane	—	—	—	—
Dino Di Palma	3,341	$39,123	2,500	10,600
Seamus Hourihan	—	—	2,500	10,600

(1)	These amounts are equal to the number of shares exercised multiplied by the difference between the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise and the exercise price of the options.

(2)	These amounts are equal to the closing price of our common stock on the NASDAQ Global Select Market on the vesting date multiplied the number of shares vested.

Equity Compensation Plan Information

The table set forth below provides equity compensation plan information as of December 31, 2009:

	Number of Shares	Weighted Average	Number of
	To be Issued	Exercise Price	Shares Remaining
	Upon Exercise of	of Outstanding	Available For
Plan Category	Outstanding Options	Options	Future Issuance

Equity compensation plans approved by stockholders	12,236,695	$5.43	736,990
Equity compensation plans not approved by stockholders	—	—	—

Total	12,236,695	$5.43	736,990

Employment Agreements, Potential Payments Related to Transition or Separation Agreements and Potential Payments Upon Termination or Change in Control

We do not have formal employment agreements with Messrs. A. Ory, MeLampy, Minihane, Di Palma, or Hourihan. The initial compensation for each of our named executive officers was set forth in an offer letter that we executed with each of them at the time their employment commenced with us. Each offer letter provides that the named executive officers’ employment with us is on an at will basis. Other than as described below, Acme Packet does not have a formal policy or any agreements providing severance or any post termination benefits to its named executive officers.

Change in Control Provisions

Pursuant to his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Andrew D. Ory, a director and our President and Chief Executive Officer, will vest fifty (50) percent of his option shares and restricted stock units if, within one year following a change in control of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation by more than fifty (50) miles of our principal place of business, or he is terminated without cause. Pursuant to his stock option agreement dated February 10, 2009, if there is a change in control and within three hundred-sixty five (365) days of the change of control Andrew D. Ory (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty (50) percent of the then unvested stock options shall vest.

Pursuant to his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Patrick J. MeLampy, a director and our Chief Technology Officer, will vest fifty (50) percent of his then unvested option shares and restricted stock units if, within one year following a change in control of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than fifty (50) miles, or he is terminated without cause. Pursuant to his stock option agreement dated February 10, 2009, if there is a change in control and within three hundred-sixty five (365) days of the change of control Patrick J. MeLampy (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty (50) percent of the then unvested stock options shall vest.

Pursuant to his non-qualified stock option agreement dated September 18, 2008, Peter J. Minihane, our Chief Financial Officer and Treasurer, will vest fifty (50) percent of his then unvested option shares upon a change in control of our company and will vest in full if, within one year following a change in control of our company, he experiences any adverse change in authority, duty or responsibility, terminates his employment following a relocation of our principal place of business by more than fifty (50) miles, or is terminated without cause. Pursuant to his stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Peter J. Minihane (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty (50) percent of the then unvested stock options shall vest.

Pursuant to his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Dino Di Palma, our Vice President of Sales and Business Development, will vest fifty (50) percent of his then unvested option shares and restricted stock units if, within one year following a change in control of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than fifty (50) miles, or he is terminated without cause. Pursuant to his incentive stock option agreements dated November 23, 2005, and January 19, 2005, Mr. Di Palma will vest fifty (50) percent of his then unvested option shares upon a change in control of our company. Pursuant to his stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Dino Di Palma (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty (50) percent of the then unvested stock options shall vest.

Pursuant to his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Seamus Hourihan will vest fifty (50) percent of his then unvested option shares and restricted stock units if, within one year of a change in control of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than fifty (50) miles, or he is terminated without cause. Pursuant to his stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Seamus Hourihan (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty (50) percent of the then unvested stock options shall vest.

The table set forth below describes the potential benefits payable to each named executive officer assuming the named executive officer’s employment had terminated under various scenarios on December 31, 2009 (the last business day of 2009):

			Voluntary
			Termination
			Following a
		Material Adverse	Change in
		Change in	Control and a
		Authority of	Relocation of	Termination
		Responsibility	the Principal	without Cause
		Following a	Place of Business	Following a
	Change in	Change in	by More than	Change in
	Control	Control	50 miles	Control
Name	(1)	(2)	(2)	(2)

Andrew D. Ory	—	$642,193	$642,193	$642,193
Patrick J. MeLampy	—	443,406	443,406	443,406
Peter J. Minihane	$472,313	1,609,625	1,609,625	1,609,625
Dino Di Palma	—	415,677	415,677	415,677
Seamus Hourihan	—	301,500	301,500	301,500

(1)	Represents the number of shares that will vest upon a change in control multiplied by the market price of our common stock on the NASDAQ Global Select Market at December 31, 2009 ($11.00), less the exercise price of such option or purchase price of such restricted shares.

(2)	Represents the number of shares that will vest upon a change of control and the specific criteria having been met within a one year period, multiplied by the market price of our common stock on the NASDAQ Global Select Market at December 31, 2009 ($11.00), less the exercise price of such option or purchase price of such restricted shares.

On February 4, 2010, each of the named executive officers entered into stock option agreements, whereby if there is a change in control and within three hundred sixty-five (365) days of the change of control the named executive officers (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred (100) percent of the then unvested stock options shall vest.

Director Compensation

Non employee directors are eligible to participate in our 2006 Director Option Plan. Pursuant to this plan, each non employee director is eligible to receive an option to purchase a number of shares of common stock upon his initial appointment or election to the Board of Directors. Non employee directors are also eligible to receive an option to purchase a number of shares of common stock at each year’s Annual Meeting of Stockholders at which he serves as a director. The fair value of each option is determined by the Board of Directors using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of such options. All options will vest in a series of four equal quarterly installments, with the first quarterly installments becoming exercisable on the first day of the first calendar quarter after the grant date and an additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the option has become exercisable in full, so long as the option holder continues to serve as a director on such vesting date. Each option will terminate upon the earlier of ten (10) years from the date of grant or three (3) months after the optionee ceases to serve as a director. The exercise price of these options is equal to the fair market value of our common stock on the date of grant.

Upon the completion of initial public offering in October 2006, we granted our non employee directors each an option for 12,500 shares of our common stock pursuant to our 2006 Equity Incentive Plan. The options were exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on January 1, 2007 and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options shall become exercisable for all of the shares of common stock underlying the options. Upon a change of control of the Company, these options will automatically accelerate so that the underlying shares will be immediately exercisable.

At our 2007, 2008 and 2009 Annual Meetings of Stockholders, which were held on May 22, 2007, May 20, 2008 and May 19, 2009 respectively, we granted each of our non employee directors who continued to serve as a director after the meeting an option to purchase 12,500 shares of our common stock pursuant to our 2006 Director Option Plan. The options are exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on July 1 of the year in which these were granted and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options become exercisable for all of the shares of common stock underlying the options made in 2007 and 2008 were fully vested as of December 31, 2009. Upon a change of control of the Company, the options granted in 2009 will automatically accelerate so that the underlying shares will be immediately exercisable.

During 2009, we provided cash compensation to Gary J. Bowen, David B. Elsbree and Michael Thurk for their services as non employee directors. Mr. Bowen, Mr. Elsbree and Mr. Thurk are three of our four non employee directors and the only board members who receive cash compensation for board services rendered. Robert C. Hower, another non employee director is prohibited from receiving cash compensation from us by his employer, which are stockholders in our Company. We have not provided cash compensation to any other director for his services as a director; however non employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending a meeting of the Board and its committees.

Mr. Elsbree was provided cash compensation as follows for the year ended December 31, 2009:

•	An annual retainer of $27,500 for his role on the Board of Directors;

•	An annual retainer of $7,500 for his role as Chairman of the Audit Committee;

•	An annual retainer of $1,000 for his availability for telephonic meetings of the Board of Directors; and

•	Additional payments for attending meetings of the Board of Directors and Audit Committee as follows: $1,500 for each in person meeting of the Board of Directors and $1,000 for each in person meeting of the Audit Committee.

Mr. Thurk was provided cash compensation as follows for the year ended December 31, 2009:

•	An annual retainer of $27,500 for his role on the Board of Directors;

•	An annual retainer of $7,500 for his role as the Chairman of the Compensation Committee;

•	An annual retainer of $1,000 for his availability for telephonic meetings of the Board of Directors; and

•	Additional payments for attending meetings of the Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as follows: $1,500 for each in person meeting of the Board of Directors and $1,000 for each in person meeting of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Bowen was provided cash compensation as follows for the year ended December 31, 2009:

•	A prorated portion of an annual retainer of $27,500 for his role on the Board of Directors;

•	A prorated portion of an annual retainer of $7,500 for his role as the Chairman of the Nominating and Corporate Governance Committee;

•	A prorated portion of an annual retainer of $1,000 for his availability for telephonic meetings of the Board of Directors; and

•	Additional payments for attending meetings of the Board of Directors as follows: $1,500 for each in person meeting of the Board of Directors and $1,000 for each in person meeting of the Compensation Committee and Nominating and Corporate Governance Committee.

The following table sets forth information regarding compensation paid to our non employee directors for the year ended December 31, 2009:

	Fees Escrow or	Option
Name	Paid in Cash	Awards(1)	Total

Gary J. Bowen	$11,500	$57,875	$69,375
David B. Elsbree	51,000	57,875	108,875
Robert C. Hower	—	57,875	57,875
Michael Thurk	57,000	57,875	114,875

(1)	Represents stock option to purchase 12,500 shares of our common stock at an exercise price of $7.89. Amounts were calculated using Accounting Standards Codification 718: Compensation-Stock

Compensation. See Notes 2 and 7 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding the assumptions underlying the valuation of equity awards. The valuation of each option granted to our non employee directors for the year ended December 31, 2009 was $4.63 per share. As of December 31, 2009, each director named in the table above held options to purchase 50,000 shares of our common stock, except Mr. Thurk who held options to purchase 25,000 shares of our common stock.

The following table sets forth information regarding cash compensation paid to our non employee directors for the year ended December 31, 2009:

		Basic	Supplemental
		Annual	Annual	Meeting
Director	Role	Retainer	Retainer	Fees	Total

Gary J. Bowen	Compensation Committee Member, Nominating and Corporate Governance Committee Member	$6,876	$2,125	$2,500	$11,500

David B. Elsbree	Audit Committee Chairman	27,500	8,500	15,000	51,000

Robert C. Hower	Audit Committee Member, Compensation Committee Member and Nominating and Corporate Governance Committee Chairman	—	—	—	—

Michael Thurk	Audit Committee Member, Compensation Committee Chairman and Nominating and Corporate Governance Committee Member	27,500	8,500	21,000	57,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 407(e) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the annual report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation Committee

Gary J. Bowen, Robert C. Hower and Michael Thurk

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, including by any general statement incorporating this Proxy Statement, except to the extent we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of NASDAQ Stock Market and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of Acme Packet’s consolidated financial statements; and

•	the independence, qualifications and performance of Acme Packet’s independent registered public accounting firm.

We meet with management periodically to consider the adequacy of Acme Packet’s internal controls and the objectivity of its financial reporting. We discuss these matters with Acme Packet’s independent registered public accounting firm and with appropriate Acme Packet financial personnel.

We meet privately with the independent registered public accounting firm who has unrestricted access to the Audit Committee. We also appoint the independent registered public accounting firm and review their performance and independence from management.

Management has primary responsibility for Acme Packet’s consolidated financial statements and the overall reporting process, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of Acme Packet in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. Additionally, the independent registered public accounting firm audited the effectiveness of Acme Packet’s internal control over financial reporting as of December 31, 2009 pursuant to the Sarbanes-Oxley Act of 2002.

During 2009, we reviewed Acme Packet’s audited consolidated financial statements and met with both management and representatives of Ernst & Young LLP (“E&Y”), Acme Packet’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of Acme Packet’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Acme Packet’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of Acme Packet’s internal control, including internal control over financial reporting; and the overall quality of Acme Packet’s financial reporting.

We discussed with representatives of E&Y matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. We also discussed with management the significant accounting policies utilized by Acme Packet, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

We received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence and have discussed with representatives of E&Y their independence.

Based on the reviews and discussions with management and representatives of the independent registered public accounting firm referred to above, we recommended to the Board of Directors that Acme Packet’s audited consolidated financial statements be included in Acme Packet’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Audit Committee

David B. Elsbree, Robert C. Hower and Michael Thurk

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed by E&Y for audit, audit-related, tax and all other services rendered for 2008 and 2009:

Type of Fees	2008	2009

Audit fees(1)	$667,897	$738,191
Audit related fees(2)	—	93,645
Tax fees(3)	78,500	203,750
All other fees(4)	1,500	1,995

Total	$747,897	$1,037,581

(1)	“Audit fees” consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	“Audit related fees” consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees”. During 2008, there were no audit related fees for any services not reported above under “Audit Fees”.

(3)	“Tax fees” consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

(4)	“All other fees” consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The Audit Committee approves in advance all audit and non audit services to be provided by the independent registered public accounting firm. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent registered public accounting firm and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP
(Proposal 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2010. We are asking stockholders to ratify the appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the 2010 Annual Meeting of Stockholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the internet or by telephone or complete, sign and return the Proxy Card sent to you in the envelope provided. No postage is required for mailing in the United States.

By Order of the Board of Directors,

Peter J. Minihane
Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 8, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote via the Internet or by telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 24, 2010.

Vote via the Internet
• Log on to the Internet and go to
www.envisionreports.com/APKT
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	Election of two Class I Directors, each to hold office for a three-year term or until their respective successors have been elected.
+

	For	Withhold		For	Withhold
01 - Michael Thurk	☐	☐	02 - Andrew D. Ory	☐	☐

		For	Against	Abstain
2.	Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.	☐	☐	☐	3.	In their discretion, the proxies are authorized to consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Acme Packet, Inc.
2010 Annual Meeting of Stockholders
Tuesday, May 25, 2010 at 10:00 a.m.
Boston Marriott Burlington
One Burlington Mall Road
Burlington, MA 01803
The undersigned stockholder of Acme Packet, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2010, and hereby appoints Andrew D. Ory and Peter J. Minihane, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned to represent the undersigned at the 2010 Annual Meeting of Stockholders of Acme Packet, Inc. to be held at 10:00 a.m., Eastern Daylight Savings Time, on May 25, 2010 at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.
This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Acme Packet prior to the meeting or by filing with the Secretary of Acme Packet prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Acme Packet on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Acme Packet called for May 25, 2010 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Acme Packet, Inc.

Proxy for 2010 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — April 8, 2010
Andrew D. Ory and Peter J. Minihane, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2010 Annual Meeting of Stockholders of Acme Packet, Inc. to be held on May 25, 2010 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposal One and FOR Proposal Two.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF TWO CLASS I DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Items to be voted appear on reverse side.)